Exhibit 21.1




                                Subsidiaries of the Registrant


New York Marine and General Insurance Company

Gotham Insurance Company

MMO UK, Ltd.

MMO EU, Ltd.

Mutual Marine Office, Inc.

Pacific Mutual Marine Office, Inc.

Mutual Marine Office of the Midwest, Inc.